Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of SumTotal Systems, Inc. pertaining to the SumTotal Systems, Inc. 2004 Equity Incentive Plan, Docent 1997 Stock Option Plan, Docent 2000 Omnibus Equity Incentive Plan, Click2learn 1995 Combined Incentive and Nonqualified Stock Option Plan, Click2learn 1998 Equity Incentive Plan, Click2learn 1998 Directors’ Stock Option Plan, Intelliprep Technologies, Inc. 2000 Equity Incentive Plan and Click2learn 1999 Employee Stock Purchase Plan of our report dated January 23, 2004, with respect to the consolidated financial statements and schedule of Docent, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

March 17, 2004